Exhibit 21.1
Subsidiaries of Codexis, Inc.

None. 1

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1 In accordance with Item 601(b)(21)(ii) of Regulation S-K, the registrant has omitted from this exhibit the names of its subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.